Morgan Stanley Global Utilities Fund              N-SAR
811-07119                               Exhibit 77C

On  February  6,  2006, the Board of Trustees  of  the  Fund
approved  an  Agreement  and Plan of Reorganization  by  and
between   the   Fund  and  Morgan  Stanley  Utilities   Fund
("Utilities"), pursuant to which substantially  all  of  the assets of the Fund would be combined with those of Utilities and  shareholders of the Fund would become  shareholders  of
Utilities, receiving shares of Utilities equal to the  value of  their holdings in the Fund (the "Reorganization").  Each shareholder of the Fund will receive the Class of shares  of
Utilities  that corresponds to the Class of  shares  of  the
Fund currently held by that shareholder.  The Reorganization is subject to the approval of shareholders of the Fund at  a special meeting of shareholders originally scheduled  to  be held  on  July  17,  2006, but which has  subsequently  been adjourned several times, most recently to October 30,  2006, because  the  Fund failed to obtain the quorum necessary  in order to hold the prior meetings.